EXHIBIT 10.2


                     FIRST AMENDMENT TO THE
       CONAGRA LONG TERM SENIOR MANAGEMENT INCENTIVE PLAN
                      OPERATIONAL DOCUMENT
                    (Effective May 11, 1989)

     The ConAgra Long Term Senior Management Incentive Plan
Operational Document ("Operational Document") shall be amended as follows:

                            ARTICLE I

     Section 8 of the Operational Document shall be amended to read as follows:

          "8. Change of Control. If a Participant's employment is terminated by ConAgra or its subsidiaries following the date of a Change of Control, then all of the Participant's prior distributions that are not vested shall be unrestricted, nonforfeitable and fully vested. Also, any undistributed cash portion of an Award shall be distributed regardless of the employment status of the Participant. Change of Control shall mean:

               (i)  The acquisition (other than from
          ConAgra) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of
          1934 (the "Exchange Act"), (excluding, for this purpose, ConAgra or its subsidiaries, or any employee benefit plan of ConAgra or its subsidiaries which acquires beneficial ownership of voting securities of ConAgra) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of ConAgra's then outstanding voting securities entitled to vote generally in the election of directors; or

               (ii) Individuals who, as of the date
          hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by ConAgra's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

               (iii) Approval by the stockholders of
          ConAgra of a reorganization, merger,
          consolidation, in each case, with respect to which persons who were the stockholders of ConAgra immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of ConAgra or of the sale of all or substantially all of the assets of ConAgra."

                           ARTICLE II

     Section 12 of the Operational Document shall be amended to read as follows:

          "12. Amendment. This document may be amended by the Committee, provided, however, that this document may not be amended subsequent to the announcement of an event that could result in a Change of Control of ConAgra, or subsequent to a Change of Control of ConAgra."

                           ARTICLE III

     In all other respects, the Operational Document is hereby confirmed.